EXHIBIT (a)(3)

                         THE WRIGHT MANAGED EQUITY TRUST

                                     Amended
                Establishment and Designation of Series of Shares
                    of Beneficial Interest, Without Par Value
                             Effective June 12, 2003

         WHEREAS, pursuant to an Amended and Restated Declaration of Trust dated April 28, 1997, as amended, (the "Declaration of Trust") the Trustees of The
Wright Managed Equity Trust, a Massachusetts business trust (the "Trust"), designated the shares of beneficial interest of the Trust into separate series (or Funds) and classes; and

         WHEREAS, pursuant to Article VIII, Section 8.2 of the Declaration of Trust , the Trustees now desire to delete one class of the Wright International Blue Chip Equities Fund series (i.e. the Institutional Share class), and to redesignate the series and classes of the Trust, effective June 12, 2003.

         NOW, THEREFORE, the undersigned, being at least a majority of the duly elected and qualified Trustees presently in office of the Trust acting pursuant to Article V, Sections 5.1 and 5.5 and Article VIII, Section 8.2 of the Declaration of Trust, hereby redivide the shares of beneficial interest of the Trust into the following separate series (or Funds) of the Trust, each series and classes thereof to have the following special and relative rights:

         1.       The Funds shall be designated as follows:

                        Wright Selected Blue Chip Equities Fund
                        Wright Major Blue Chip Equities Fund
                        Wright International Blue Chip Equities Fund

         2. Each Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 and the Investment Company Act of 1940. Each share of beneficial interest of each Fund ("share") shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of that Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Fund, all as provided in the Declaration of Trust. The proceeds of sales of shares of a Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Fund, unless otherwise required by law. Each share of a Fund shall be entitled to receive its pro rata share of net assets of that Fund upon liquidation of that Fund.

         3. Shareholders of each Fund shall vote separately as a class to the extent provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended.

         4. The assets and liabilities of the Trust shall be allocated among the above referenced Funds as set forth in Article V, Section 5.5 of the Declaration of Trust, except as provided below.

                  (a) The liabilities, expenses, costs, charges or reserves of the Trust (other than the management and investment advisory fees paid by the Trust) which are not readily identifiable as belonging to any particular Fund shall be allocated among the Funds on an equitable basis as determined by the Trustees.

                  (b) The Trustees may from time to time in particular cases make specific allocation of assets or liabilities among the Funds.
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     5. A majority of the Trustees  (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund now or hereafter created, or to otherwise change the special and relative rights of any such Fund, and to terminate any Fund or add additional Funds as provided in the Declaration of Trust.

     6. The Declaration of Trust authorizes the Trustees to divide each Fund and any other series of shares into two or more classes and to fix and determine the relative rights and preferences as between, and all provisions applicable to, each of the different classes so established and designated by the Trustees. Wright Selected blue Chip Equities Fund, Wright Major Blue Chip Equities Fund and Wright International Blue Chip Equities Fund consists of a single class of shares - - Standard Shares. The Trustees may designate additional classes in the future. For purposes of allocating liabilities among classes, each class of that Fund shall be treated in the same manner as a separate series.


 s/ H. Day Brigham, Jr.
-----------------------
H. Day Brigham, Jr.

s/ James J. Clarke
--------------------
James J. Clarke

s/ Peter M. Donovan
--------------------
Peter M. Donovan

s/ Dorcas R.Hardy
------------------
Dorcas R. Hardy

 s/ Leland Miles
----------------
Leland Miles

s/ A. M. Moody, III
-------------------
A. M. Moody, III

s/ Richard E. Taber
-------------------
Richard E. Taber

June 12, 2003

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